Lifestream INC.
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T  E  C  H  N  O  L  O  G  I  E  S


                          201 Linden Street - Suite 302 - Fort Collins, CO 80521
                                             (970) 416-9966 - Fax (970) 416-9998



TO:      Mr. Gerald Tschikof

         Re:      Employment Offer
                  ----------------

Dear Jerry:

         Lifestream Technologies, Inc. is submitting this formal offer of employment for your consideration and acceptance as President and Chief Executive Officer. This position is to be based in Fort Collins, Colorado.

         Salary.  Your starting salary will be $150,000 per year.

         Insurance. While you are an employee, the Company will pay you, each month, an amount equal to your present medical insurance premium as long as a spouse's or other insurance program does not cover you, until such time the Company makes an insurance program generally available, at which time coverage will be provided by the Company at whatever cost, if any, employees will have to pay.

         Stock Grant. The Company will issue to you, at no cost, 25,000 shares of the Company's common stock. If you leave the employ of the Company for any reason prior to September 1, 1999, you will transfer all of these shares back to the Company at no cost.

         Matching Stock Purchase Program. As a requirement for employment you will purchase at least one unit (10,000 shares) of the Company's common stock at $1.25 per share under the attached Share Purchase and Transfer Restriction Agreement. You may purchase additional shares if you wish; however, this is a one-time offer. In addition, the Company will issue one share of the Company's common stock at a cost of $.001 per share for every share purchased for $1.25 a share. All purchases will be made pursuant to the attached Subscription Agreement. The Company will lend you $25,000, interest free, pursuant to the attached Promissory Note, to purchase two units. Repayment will be due and payable in 48 months or, if earlier, upon termination of your employment for any reason. In addition, if you sell any Company shares (and you may only sell shares that are no longer subject to the "Buy Back Option" described below), you will pay any after tax proceeds to reduce your outstanding debt with the Company. The Company retains the right to purchase back shares, including matching shares (under the schedule below) at a price equal to the original purchase price if you resign or if your employment terminates for any other reason.


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                  Employment Period                Company "Buy Back Option"
                  -----------------                -------------------------

                  0-12 months                                 100%
                  13-24 months                                 75%
                  25-36 months                                 50%
                  37-48 months                                 25%
                  49-60 months                                  0%

         This "Buy Back Option" will terminate in the event of your death, permanent disability or the termination of your employment by the Company for other than good cause if in any such event you also pay off the Promissory Note.

         Stock Options. The Company will issue to you an option for 40,000 shares of the Company's common stock at $1.25 per share from the Company's Stock Option Plan pursuant to the attached Non-Qualified Stock Option Agreement. Options will vest as set forth below. Details and other provisions are set forth in the Company's Stock Option Plan and the related Stock Option Agreement. All these options will be fully vested in the event of the sale of the Company.

                  Employment Period                           Option Vesting
                  -----------------                           --------------

                  0-12 months                                     0%
                  13-24 months                                   25%
                  25-36 months                                   50%
                  37-48 months                                   75%
                  over 49 months                                100%

         Future Stock Options and Stock Grants. During the beginning of each calendar year during which you are an employee, if you have met the performance goals set for you by the Board of Directors for the previous year, you may be granted stock and/or a non-qualified stock option under the Company's Stock Option Plan for up to 100,000 shares with, in the case of options, an exercise price equal to the then current market price of the Company's common stock on the grant date. If an option is granted then it will vest 20% per year and will fully vest in the event of the sale of the Company.

         Stock Purchase Rights. During the term of your employment, the Company grants you the right to participate in all subsequent rounds of financing to purchase up to an additional 5% of the Company stock at the then offering price and subject to any conditions imposed on purchasers generally.

         Taxes. You will be responsible for paying all taxes arising out of all stock issuances to you by the Company.


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


         Termination. Your employment may be terminated at any time by you or the Company on thirty (30) days' notice, or by the Company upon ten (10) days' notice for cause.

         Board Seat. The Board of Directors will appoint you to the Board of Directors for this year and will support your nomination for each subsequent year you are President, and upon termination of your employment as CEO/President, for any reason, you will immediately resign your position on the Board.

         Confidentiality, Etc. All employees are required to execute the attached Conditions of Employment Agreement.

         Documents. In case of any inconsistencies between this letter and the attached documents, the attached documents shall control. If you are in agreement with all of this, please sign this letter and both copies of each of the attached documents and return them to the undersigned. The Company will then sign them and return to you one fully signed copy of each.

                                         Sincerely,

                                         LIFESTREAM TECHNOLOGIES, INC.


                                         By:  _____________________________
                                              Christopher Maus, Chairman


ACCEPTED AND AGREED TO BY:



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Gerald Tschikof                                      Date

Starting Date:    September 1, 1998
Number of Shares to Purchase:  ________


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